Exhibit 1

Safe Bulkers, Inc. Announces the Commencement of Trading of its Series B Preferred Shares on the New York Stock Exchange

Athens, Greece, June 19, 2013 — Safe Bulkers, Inc. (the “Company”) (NYSE: SB), an international provider of marine drybulk transportation services, announced today the commencement of trading of its 8.00% Series B Cumulative Redeemable Perpetual Preferred Shares on the New York Stock Exchange. The ticker symbol of the Preferred Shares is “SBPRB.”

About Safe Bulkers, Inc.

The Company is an international provider of marine drybulk transportation services, transporting bulk cargoes, particularly coal, grain and iron ore, along worldwide shipping routes for some of the world’s largest users of such services. The Company's common stock is listed on the NYSE, where it trades under the symbol “SB”.  The Company’s current fleet consists of 26 drybulk vessels, all built 2003 onwards, and the Company has contracted to acquire eight additional drybulk newbuild vessels to be delivered at various dates through 2015.

For further information please contact:
Company Contact:
Dr. Loukas Barmparis
President
Safe Bulkers, Inc.
Athens, Greece
Tel.: +30 (210) 899-4980
Fax: +30 (210) 895-4159
E-Mail: directors@safebulkers.com

Investor Relations / Media Contact:
Nicolas Bornozis, President
Capital Link, Inc.
230 Park Avenue, Suite 1536
New York, N.Y. 10169
Tel.: (212) 661-7566
Fax: (212) 661-7526
E-Mail: safebulkers@capitallink.com